June 2012 Pricing Sheet dated June 6, 2012 relating to Amendment No. 1 to Preliminary Terms No. 210 dated June 5, 2012 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies
Currency-Linked Notes due June 11, 2015
Based on the Performance of the U.S. Dollar Relative to the Japanese Yen (Bullish USD / Bearish JPY)
PRICING TERMS – JUNE 6, 2012
Issuer:	Morgan Stanley
Aggregate principal amount:	$4,000,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	June 6, 2012
Original issue date:	June 11, 2012 (3 business days after the pricing date)
Maturity date:	June 11, 2015
Interest:	None
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:
$1,000 times the currency performance times the participation rate
If the currency performance is equal to or less than zero, the supplemental redemption amount will be zero.  Therefore, the payment due under the notes at maturity will be only the stated principal amount for each note that you hold.

Currency performance:
(final exchange rate / initial exchange rate) – 1
Under the terms of the notes, a positive currency performance means that the U.S. dollar has appreciated relative to the Japanese yen, while a negative currency performance means that the U.S. dollar has depreciated relative to the Japanese yen

Participation rate:	100%
Initial exchange rate:	79.08000, which is the exchange rate on the pricing date
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:
On any currency business day, the rate for conversion of the Japanese yen (“JPY”) into U.S. dollars (“USD”) (expressed as the number of units of JPY per USD), as determined by reference to the rate displayed on the reference source on such currency business day.  For detailed information, see “Description of Notes—General Terms of the Notes—exchange rate” in the accompanying prospectus supplement.

Reference source:	Bloomberg: WMCO1 (mid)
Valuation date:	June 8, 2015, subject to adjustment for non-currency business days
CUSIP/ISIN:	617482SP0 / US617482SP09
Listing:	The notes will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per Note:	$1,000	$16.25	$983.75
Total:	$4,000,000	$65,000	$3,935,000
(1) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $16.25 for each note they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for currency-linked notes.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Terms No. 210 dated June 5, 2012
Prospectus Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.